Exhibit 4.1

EXECUTION COPY

MBNA MASTER CREDIT CARD TRUST II

THIRD AMENDMENT TO

SERIES 2001-D SUPPLEMENT

THIS THIRD AMENDMENT TO SERIES 2001-D SUPPLEMENT, dated as of December 19, 2003 (the “Amendment”) is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”);

WHEREAS the Seller and Servicer and the Trustee have executed that certain Series 2001-D Supplement dated as of May 24, 2001 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Supplement”);

WHEREAS the Seller and Servicer and the Trustee wish to amend the Supplement as provided herein;

NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree to amend the provisions of the Supplement as follows:

SECTION 1. Amendment to Section 2. Section 2 shall be and hereby is amended by deleting the definition of “Permitted Assignee” in its entirety and inserting in its place the following:

“Permitted Assignee” shall mean any Person (other than the Seller or any of its Affiliates) who, if it were the holder of an interest in the Trust would not cause the Trust to be taxable as a publicly traded partnership for federal income tax purposes.

SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:

(a) Evidence of satisfaction of the Rating Agency Condition.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 2(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 3. Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Supplement shall remain in full force and effect. All references to the Supplement in any other document or instrument shall be deemed to mean such Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Supplement, as amended by this Amendment, as though the terms and obligations of the Supplement were set forth herein.

SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 5. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 6. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Supplement, or if not therein, then in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Supplement, except as otherwise provided herein.

IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

MBNA AMERICA BANK, NATIONAL ASSOCIATION, Seller and Servicer

By:	/s/ Christopher A. Halmy
	Name:	Christopher A. Halmy
	Title:	First Vice President

THE BANK OF NEW YORK, Trustee

By:	/s/ Daniel Rothman
	Name:	Daniel Rothman
	Title:	Assistant Vice President

[Signature page to Amendment to Series 2001-D Supplement]